EXHIBIT 99.1

Investor Contact:	Teri Miller
(954) 308-8216
terilmiller@spherion.com

Media Contact:	Kip Havel
(800) 422-3819
kiphavel@spherion.com
FOR IMMEDIATE RELEASE
SPHERION ANNOUNCES FIRST QUARTER 2006 FINANCIAL RESULTS
     FORT LAUDERDALE, Fla., May 3, 2006 — Spherion Corporation (NYSE: SFN) today announced financial results for the first quarter ended April 2, 2006.
     Spherion President and Chief Executive Officer Roy Krause commented, “We are pleased to report higher first quarter earnings per share, despite lower total revenues in 2006. We continue to operate in a favorable employment market and establishing year over year growth in our core staffing operations remains our top priority to generate further improvements in operating margins.”
FINANCIAL HIGHLIGHTS
•	First quarter 2006 revenues were $464.2 million compared with $507.7 million in the first quarter of 2005, a decrease of 8.6%.

•	Net earnings (loss) for the first quarter of 2006 were $2.9 million or $0.05 per diluted share, compared with ($1.2) million or ($0.02) per diluted share in the first quarter of 2005.

•	Earnings from continuing operations were $2.2 million or $0.04 per share in the first quarter of 2006, compared with $1.1 million or $0.02 per share in the first quarter of 2005.
     Krause continued, “Growth in our Professional Services segment and among smaller clients in Staffing Services, combined with expense management, yielded gross profit margin expansion and increased earnings. We also improved DSO again this quarter, contributing to strong first quarter operating cash flow. We have a strong balance sheet and sufficient capital resources to develop and deliver innovative recruiting and staffing solutions to achieve our growth objectives.”

OPERATING PERFORMANCE
     Staffing Services first quarter revenue decreased by 14.6% year over year. We achieved growth within our targeted higher margin small and mid-sized customer base. However, this growth was not sufficient to offset declines among several of our largest staffing customers. Managed services revenues also were lower year over year consistent with client portfolio changes in the second quarter of 2005. Total segment gross profit margins in Staffing Services increased to 19.2% in the first quarter of 2006 compared with 18.2% in the first quarter of 2005. Temporary staffing gross profit margins were flat year over year as pricing improvements were offset by increased workers’ compensation expense. Gross profit margins in managed services improved in the first quarter compared with the same period last year due to growth in higher margin recruitment outsourcing services. Selling, general and administrative costs were $64.7 million or 18.7% of revenue in the first quarter of 2006, compared with $70.1 million or 17.3% of revenue last year. Segment operating profit of $1.5 million or 0.4% of revenue for the first quarter of 2006 decreased from $3.7 million and 0.9% of revenue in the first quarter of 2005.
     Professional Services revenue growth was 14.9% on a year over year basis in the first quarter of 2006, including approximately 3.8% from the reclassification of certain managed services customers in the second quarter of 2005. Growth was strongest in information technology, in part, due to strategic initiatives to increase professional staffing within existing large customers. Gross profit margins in the first quarter of 2006 were 32.3%, compared with 30.6% in the first quarter of 2005. Temporary staffing margins improved by 140 basis points, primarily reflecting improved pricing and lower employee benefit and insurance costs. Selling, general and administrative expenses were $32.8 million or 27.6% of revenue in the first quarter of 2006, approximately flat with 27.2% last year. Segment operating profit grew to $5.6 million or 4.7% of revenue in the first quarter of 2006 compared with $3.5 million or 3.4% of revenue in the first quarter of 2005.
OTHER ITEMS
     During the first quarter, the Company repurchased 1,372,000 shares of its common stock at an average price of $10.28 per share. The Company continued to make share repurchases in April and currently there are up to 1.2 million shares remaining under the current 6 million share authorization.
     In the first quarter of 2006, the Company decided to retain and operate the one remaining outsourced call center that was for sale. As a result of this decision, the financial results for this call center have been reclassified to continuing operations for all periods presented.
OUTLOOK
     Krause commented, “Based on recent sales trends, the Company anticipates revenue for the second quarter will be between $465 and $485 million, reflecting moderate sequential revenue increases as we continue to focus on profitable growth in our targeted customer segments. Earnings from continuing operations are expected to be between $0.04 and $0.08 per share. These estimates assume a 43% effective tax rate.”
ABOUT SPHERION
     Spherion Corporation (NYSE:SFN) is a leading recruiting and staffing company that provides integrated solutions to meet the evolving needs of companies and job candidates. As an industry pioneer for 60 years, Spherion has screened and placed millions of individuals in temporary, temp-to-hire and full-time jobs. Positions range from administrative and light industrial to a host of professions that include accounting/finance, information technology, engineering, manufacturing, legal, human resources and sales/marketing.
     With more than 650 offices in the United States and Canada, Spherion delivers innovative workforce solutions that improve business performance. Spherion provides its services to more than 8,000 customers, from Fortune 500 companies to a wide range of small and mid-size organizations. Employing 375,000 people annually through its network, Spherion is one of North America’s largest employers. To learn more, visit www.spherion.com.
     This release contains statements that are forward looking in nature and, accordingly, are subject to risks and uncertainties. Factors that could cause future results to differ from current expectations include risks associated with: Competition — our business operates in highly competitive markets with low barriers to entry; Economic conditions — any significant economic downturn could result in lower revenues or a significant reduction in demand from our customers may result in a material impact on the results of our operations; Corporate strategy — we may not achieve the intended effects of our business strategy; Termination provisions — certain contracts contain termination provisions and pricing risks; Failure to perform — our failure or inability to perform under customer contracts could result in damage to our reputation and give rise to legal claims; Disposition of businesses — the disposition of businesses previously sold, or in the process of being sold, may create contractual liabilities associated with indemnifications provided; Tax filings — regulatory challenges to our tax filing positions could result in additional taxes; Government Regulation — government regulation may increase our costs; International operations — we are subject to business risks associated with our international operations in Canada which could make those operations more costly; Litigation — we may be exposed to employment—related claims and costs and we are a defendant in a variety of litigation and other actions from time to time; Personnel — our business is dependent upon the availability of qualified personnel and we may lose key personnel which could cause our business to suffer; Integrating acquisitions — managing or integrating any future acquisitions may strain our resources; Debt compliance — failure to meet certain covenant requirements under our credit facility could impact part or all of our availability to borrow; and Common stock — the price of our common stock may fluctuate significantly, which may result in losses for our investors. These and additional factors discussed in this release and in Spherion’s filings with the Securities and Exchange Commission could cause the Company’s actual results to differ materially from any projections contained in this release.
     Spherion Corporation prepares its financial statements in accordance with generally accepted accounting principles (GAAP). Adjusted earnings from continuing operations is a non-GAAP financial measure, which excludes certain non-operating related charges and gains. Items excluded from the calculation of adjusted earnings from continuing operations include restructuring charges and stock option expense under FAS No. 123R, net of taxes. Adjusted earnings from continuing operations is a key measure used by management to evaluate its operations. Management does not consider the items excluded to be operating costs/gains and therefore, excludes them from the evaluation of the Company’s operating performance. Adjusted earnings from continuing operations should not be considered measures of financial performance in isolation or as an alternative to earnings from continuing operations or net earnings (loss) as determined in the Statement of Operations in accordance with GAAP, and, as presented, may not be comparable to similarly titled measures of other companies, and therefore this measure has material limitations. Items excluded from adjusted earnings from continuing operations are significant components in understanding and assessing financial performance.

SPHERION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended
	April 2,	April 3,
	2006 (4)	2005 (4)
Revenues (1)	$464,249	$507,715
Cost of services	359,678	402,252

Gross profit (2)	104,571	105,463

Selling, general and administrative expenses	101,200	101,944
Interest expense	484	799
Interest income	(1,042)	(859)
Restructuring charges	—	1,772

	100,642	103,656

Earnings from continuing operations before income taxes and discontinued operations	3,929	1,807
Income tax expense	(1,690)	(660)

Earnings from continuing operations before discontinued operations	2,239	1,147

Discontinued operations:
Earnings (loss) from discontinued operations before income taxes (3)	676	(3,058)
Income tax (expense) benefit	(12)	683

Earnings (loss) from discontinued operations	664	(2,375)

Net earnings (loss)	$2,903	$(1,228)

Earnings (loss) per share-Basic:
Earnings from continuing operations before discontinued operations	$0.04	$0.02
Earnings (loss) from discontinued operations	0.01	(0.04)

	$0.05	$(0.02)

Earnings (loss) per share-Diluted:
Earnings from continuing operations before discontinued operations	$0.04	$0.02
Earnings (loss) from discontinued operations	0.01	(0.04)

	$0.05	$(0.02)

Weighted average shares used in computation of earnings (loss) per share:
Basic	58,466	61,532
Diluted	59,338	62,006

(1)	Includes sales of all company-owned and licensed offices and royalties on sales of franchised offices.

(2)	Gross profit is revenues less temporary employee wages, employment related taxes such as FICA, federal and state unemployment taxes, medical and other insurance for temporary employees, workers’ compensation, benefits, billable expenses and other direct costs.

(3)	Includes a pre-tax gain (loss) on disposal of $1,718 and $(488) in 2006 and 2005, respectively.

(4)	During the first quarter of 2006, efforts to sell a call center were discontinued, and therefore, its operating results were reclassified from discontinued operations to continuing operations. This call center had revenues of $2.5 million and $2.2 million for the first quarters of 2006 and 2005, respectively, and net earnings from operations of $0.1 million and $0.2 million, respectively.

SPHERION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited, amounts in thousands, except share data)

	April 2,	January 1,
	2006	2006
Assets

Current Assets:
Cash and cash equivalents	$31,719	$30,163
Receivables, less allowance for doubtful accounts of $4,041 and $4,708	265,141	294,330
Deferred tax asset	9,627	9,155
Income tax receivable	1,084	4,231
Insurance deposit	25,825	24,914
Other current assets	21,876	14,675

Total current assets	355,272	377,468
Goodwill	49,179	48,861
Property and equipment, net of accumulated depreciation of $118,241 and $114,038	87,211	88,562
Deferred tax asset	150,018	152,084
Insurance deposit	48,822	53,115
Other assets	25,784	22,554

	$716,286	$742,644

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable and other accrued expenses	$83,470	$93,570
Accrued salaries, wages and payroll taxes	59,040	62,619
Accrued insurance reserves	27,051	27,503
Accrued income tax payable	51,532	51,792
Current portion of long-term debt and other short-term borrowings	2,709	3,141
Accrued restructuring and other current liabilities	8,591	8,950

Total current liabilities	232,393	247,575
Long-term debt, net of current portion	3,188	3,735
Accrued insurance reserves	27,322	28,119
Deferred compensation and other long-term liabilities	24,568	24,710

Total liabilities	287,471	304,139

Stockholders’ Equity:
Preferred stock, par value $.01 per share; authorized, 2,500,000 shares; none issued or outstanding	—	—
Common stock, par value $.01 per share; authorized, 200,000,000; issued 65,341,609 shares	653	653
Treasury stock, at cost, 7,483,016 and 6,510,739 shares, respectively	(66,364)	(56,299)
Additional paid-in capital	842,720	845,056
Accumulated deficit	(351,839)	(354,742)
Accumulated other comprehensive income	3,645	3,837

Total stockholders’ equity	428,815	438,505

	$716,286	$742,644

SPHERION CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
(unaudited, amounts in thousands, except per share amounts)

	Management Guidance	Three Months Ended
	Three Months Ended
	July 2,	April 2,	April 3,
	2006	2006	2005
Adjusted earnings from continuing operations		$2,892	$2,281

Restructuring charges, net of tax benefit of $638		—	(1,134)

Stock option expense under FAS No. 123R, net of tax benefit of $88		(653)	—

Earnings from continuing operations		2,239	1,147

Earnings (loss) from discontinued operations		664	(2,375)

Net earnings (loss)		$2,903	$(1,228)

Per share-Diluted amounts:
Adjusted earnings from continuing operations	$0.05 to $0.09	$0.05	$0.04

Restructuring charges, net of tax	—	—	(0.02)

Stock option expense under FAS No. 123R, net of tax	(0.01)	(0.01)	—

Earnings from continuing operations	$0.04 to $0.08	0.04	0.02

Earnings (loss) from discontinued operations		0.01	(0.04)

Net earnings (loss)		$0.05	$(0.02)

Diluted weighted average shares used in computation of earnings (loss) per share		59,338	62,006

SPHERION CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, dollar amounts in thousands)

	Three Months Ended
	April 2, 2006	April 3, 2005	January 1, 2006
Revenues:
Staffing Services	$345,416	$404,256	$383,094
Professional Services	118,833	103,459	116,185

Segment revenue	$464,249	$507,715	$499,279

Gross profit:
Staffing Services	$66,176	$73,757	$77,511
Professional Services	38,395	31,706	37,012

Segment gross profit	$104,571	$105,463	$114,523

Segment operating profit:
Staffing Services	$1,455	$3,664	$11,748
Professional Services	5,586	3,524	5,719

Segment operating profit	7,041	7,188	17,467

Unallocated corporate costs	(3,599)	(3,551)	(3,393)
Amortization of intangibles	(71)	(118)	(90)
Interest expense	(484)	(799)	(677)
Interest income	1,042	859	1,044
Restructuring and other charges	—	(1,772)	—

Earnings from continuing operations before income taxes and discontinued operations	$3,929	$1,807	$14,351

MEMO:

Gross profit margin:
Staffing Services	19.2%	18.2%	20.2%
Professional Services	32.3%	30.6%	31.9%
Total Spherion	22.5%	20.8%	22.9%

Segment operating profit margin:
Staffing Services	0.4%	0.9%	3.1%
Professional Services	4.7%	3.4%	4.9%
Total Spherion	1.5%	1.4%	3.5%

Supplemental Cash Flow Information:
Operating cash flow	$18,002	$20,294	$13,307
Capital expenditures	$6,917	$1,190	$3,227
Depreciation and amortization	$5,397	$5,578	$5,298
DSO	53	57	54

SPHERION CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(unaudited, dollar amounts in thousands)

	Three Months Ended
	April 2, 2006	April 3, 2005	January 1, 2006
Staffing Services

Revenue by Skill:
Clerical	$219,784	$261,793	$233,934
Light Industrial	125,632	142,463	149,160

Segment Revenue	$345,416	$404,256	$383,094

Revenue by Service:
Temporary Staffing	$295,332	$332,903	$332,942
Managed Services	45,244	67,209	45,005
Permanent Placement	4,840	4,144	5,147

Segment Revenue	$345,416	$404,256	$383,094

Gross Profit Margin by Service:
(As % of Applicable Revenue)
Temporary Staffing	16.1%	16.1%	17.4%
Managed Services	30.3%	23.8%	32.4%
Permanent Placement	100.0%	100.0%	100.0%
Total Staffing Services	19.2%	18.2%	20.2%

Professional Services

Revenue by Skill:
Information Technology	$76,053	$65,593	$74,358
Finance & Accounting	26,619	24,209	27,304
Other	16,161	13,657	14,523

Segment Revenue	$118,833	$103,459	$116,185

Revenue by Service:
Temporary Staffing	$106,354	$93,140	$104,643
Permanent Placement	12,479	10,319	11,542

Segment Revenue	$118,833	$103,459	$116,185

Gross Profit Margin by Service:
(As % of Applicable Revenue)
Temporary Staffing	24.4%	23.0%	24.3%
Permanent Placement	100.0%	100.0%	100.0%
Total Professional Services	32.3%	30.6%	31.9%